news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
FEBRUARY 2, 2018

Chevron Reports Fourth Quarter Earnings of $3.1 Billion,
Annual Earnings of $9.2 Billion

•	Strong cash flow drives dividend increase of $0.04 per share

•	Reserves replacement tops 150 percent

•	Production grows 5 percent; 4 to 7 percent growth targeted for 2018

San Ramon, Calif., Feb. 2, 2018 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.1 billion ($1.64 per share - diluted) for fourth quarter 2017, compared with $415 million ($0.22 per share - diluted) in the 2016 fourth quarter. Included in the quarter were non-cash provisional tax benefits of $2.02 billion related to U.S. tax reform and a non-cash charge of $190 million related to a former mining asset. Foreign currency effects decreased earnings in the 2017 fourth quarter by $96 million.
Full-year 2017 earnings were $9.2 billion ($4.85 per share - diluted) compared with a loss of $497 million ($0.27 per share - diluted) in 2016. Included in 2017 were non-cash provisional tax benefits of $2.02 billion related to U.S. tax reform, gains on asset sales of $1.44 billion, and impairments and other non-cash charges of $840 million. Foreign currency effects decreased earnings in 2017 by $446 million.
Sales and other operating revenues in fourth quarter 2017 were $36 billion, compared to $30 billion in the year-ago period.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2017	2016	2017	2016
Earnings by business segment
Upstream	$5,291	$930	$8,150	$(2,537)
Downstream	1,279	357	5,214	3,435
All Other	(3,459)	(872)	(4,169)	(1,395)
Total (1)(2)	$3,111	$415	$9,195	$(497)
(1) Includes foreign currency effects	$(96)	$26	$(446)	$58
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“Earnings and cash flow grew significantly in 2017,” said Chairman and CEO Michael Wirth. “We achieved our objective of being cash flow positive through deliberate actions to reduce capital expenditures, lower our cost structure, start and ramp-up projects, and conclude planned asset sales. Higher commodity prices helped as well. These improvements give us the confidence to increase the dividend by $0.04 per share, which puts us on track to make 2018 the 31st consecutive year with an increase in annual dividend payout.”
“We replaced more than 150 percent of the reserves we produced, and reached several significant upstream project milestones in 2017,” Wirth added. “These included our first LNG

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shipments from Train 3 at Gorgon and Train 1 at Wheatstone in Australia. We also posted impressive production growth in the Permian Basin in the U.S.”
The company added approximately 1.54 billion barrels of net oil-equivalent proved reserves in 2017. These additions, which are subject to final reviews, equate to approximately 155 percent of net oil-equivalent production for the year. The largest additions were from the Permian Basin in the United States and the Gorgon Project in Australia. The company will provide additional details relating to 2017 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 22, 2018.
“Our net oil-equivalent production grew by 5 percent in 2017, including the effects of asset sales,” Wirth commented. “Importantly, we expect that our 2018 production will continue to grow by 4 to 7 percent, driven primarily by Australian LNG and the acceleration of development activities in the Permian, where investment economics continue to improve.”
“In the downstream, we made significant progress on our growth investments,” Wirth added. Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, achieved start-up of two polyethylene units and reached mechanical completion of a new ethane cracker at its U.S. Gulf Coast Petrochemicals Project in Texas.
At year-end, balances of cash, cash equivalents and marketable securities totaled $4.8 billion, a decrease of $2.2 billion from the end of 2016. Total debt at December 31, 2017 stood at $38.8 billion, a decrease of $7.4 billion from a year earlier.
The company’s Board of Directors approved a $0.04 per share increase in the quarterly dividend to $1.12 per share, payable in March 2018

UPSTREAM
Worldwide net oil-equivalent production was 2.74 million barrels per day in fourth quarter 2017, compared with 2.67 million barrels per day from a year ago. Net oil-equivalent production for the full year 2017 was 2.73 million barrels per day, compared with 2.59 million barrels per day from the prior year.

U.S. Upstream

	Fourth Quarter		Year
Millions of dollars	2017	2016	2017	2016
Earnings	$3,688	$121	$3,640	$(2,054)
U.S. upstream operations earned $3.69 billion in fourth quarter 2017, compared with earnings of $121 million from a year earlier. The improvement reflected a benefit of $3.33 billion from U.S. tax reform along with higher crude oil realizations, partially offset by the absence of gains on fourth quarter 2016 asset sales.
The company’s average sales price per barrel of crude oil and natural gas liquids was $50 in fourth quarter 2017, up from $40 a year earlier. The average sales price of natural gas was $1.86 per thousand cubic feet in fourth quarter 2017, compared with $1.98 in last year’s fourth quarter.
Net oil-equivalent production of 671,000 barrels per day in fourth quarter 2017 was down 11,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, and base business in the Gulf of Mexico, were more than offset by the impact of asset sales of 57,000 barrels per day, normal field declines, higher downtime and hurricane effects in the Gulf of Mexico. The net liquids component of oil-equivalent production in fourth quarter 2017 increased 2 percent to 518,000 barrels per day, while net natural gas production decreased 12 percent to 920 million cubic feet per day primarily as a result of asset sales.

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International Upstream

	Fourth Quarter		Year
Millions of dollars	2017	2016	2017	2016
Earnings*	$1,603	$809	$4,510	$(483)
*Includes foreign currency effects	$(14)	$6	$(456)	$122
International upstream operations earned $1.60 billion in fourth quarter 2017, compared with $809 million a year ago. The increase in earnings was mainly due to higher crude oil realizations and higher natural gas sales volumes, partially offset by higher depreciation expense associated with higher production. Foreign currency effects had an unfavorable impact on earnings of $20 million between periods.
The average sales price for crude oil and natural gas liquids in fourth quarter 2017 was $57 per barrel, up from $44 a year earlier. The average price of natural gas was $4.93 per thousand cubic feet in the quarter, compared with $4.07 in last year’s fourth quarter.
Net oil-equivalent production of 2.07 million barrels per day in fourth quarter 2017 was up 82,000 barrels per day from a year earlier. Production increases from major capital projects, primarily Gorgon and Wheatstone in Australia and Angola LNG, were partially offset by production entitlement effects in several locations, normal field declines, and the impact of asset sales of 27,000 barrels per day. The net liquids component of oil-equivalent production decreased 3 percent to 1.20 million barrels per day in the 2017 fourth quarter, while net natural gas production increased 16 percent to 5.24 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Fourth Quarter		Year
Millions of dollars	2017	2016	2017	2016
Earnings	$1,195	$0	$2,938	$1,307
U.S. downstream operations earned $1.20 billion in fourth quarter 2017 compared with breakeven a year earlier. The increase was primarily due to a $1.16 billion benefit from U.S. tax reform. Also contributing to the increase were higher margins on refined product sales primarily reflecting the absence of fourth quarter 2016 planned turnaround activity at the Richmond refinery, and lower operating expenses. Partly offsetting these effects were impacts from Hurricane Harvey at the 50 percent-owned Chevron Phillips Chemical Company’s Cedar Bayou, Texas, petrochemical plant.
Refinery crude oil input in fourth quarter 2017 increased 16 percent to 834,000 barrels per day from the year-ago period, primarily due to the absence of fourth quarter 2016 planned turnaround activity at the Richmond refinery, partially offset by a planned turnaround at the El Segundo refinery and impacts from Hurricane Nate at the Pascagoula refinery. Refined product sales of 1.17 million barrels per day increased 3 percent from fourth quarter 2016, primarily due to increased diesel sales. Branded gasoline sales of 518,000 barrels per day decreased 1 percent from the 2016 period.

International Downstream

	Fourth Quarter		Year
Millions of dollars	2017	2016	2017	2016
Earnings*	$84	$357	$2,276	$2,128
*Includes foreign currency effects	$(62)	$53	$(90)	$(25)
International downstream operations earned $84 million in fourth quarter 2017, compared with $357 million a year earlier. The decrease in earnings was largely due to lower

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margins on refined product sales. Foreign currency effects had an unfavorable impact on earnings of $115 million between periods.
Refinery crude oil input of 761,000 barrels per day in fourth quarter 2017 decreased 40,000 barrels per day from the year-ago period mainly due to the sale of the company’s Canadian refining asset in third quarter 2017, partially offset by increased crude runs at the company’s affiliate, Singapore Refining Company.
Total refined product sales of 1.52 million barrels per day in fourth quarter 2017 were up 2 percent from the year-ago period, primarily due to higher fuel oil sales.

ALL OTHER

	Fourth Quarter		Year
Millions of dollars	2017	2016	2017	2016
Net charges*	$(3,459)	$(872)	$(4,169)	$(1,395)
*Includes foreign currency effects	$(20)	$(33)	$100	$(39)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2017 were $3.46 billion, compared with $872 million a year earlier. The change between periods was mainly due to higher tax items, primarily reflecting a $2.47 billion expense from U.S. tax reform, and a reclamation related charge of $190 million for a former mining asset. Foreign currency effects decreased net charges by $13 million between periods.

CASH FLOW FROM OPERATIONS
Cash flow from operations in 2017 was $20.5 billion, compared with $12.8 billion in 2016. Excluding working capital effects, cash flow from operations in 2017 was $20.0 billion, compared with $13.4 billion in 2016.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2017 were $18.8 billion, compared with $22.4 billion in 2016. The amounts included $4.7 billion in 2017 and $3.8 billion in 2016 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Upstream expenditures represented 87 percent of the company’s investments.

# # #
NOTICE
Chevron’s discussion of fourth quarter 2017 earnings with security analysts will take place on Friday, February 2, 2018, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron Website.

As used in this press release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we” and “us” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

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The company’s estimates of the impact of the 2017 U.S. tax legislation, codified as Public Law no. 115-97, in particular the provisional tax benefit to the company, are based on the company’s current interpretations and assumptions and are subject to change based on additional interpretations and analysis or updated regulatory or accounting guidance that may be issued with respect to the tax legislation.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated," “goals,” “objectives,” “strategies,” “opportunities,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the impact of the 2017 U.S. tax legislation on the company’s future results; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 22 of the company’s 2016 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2017	2016	2017	2016

Sales and other operating revenues *	$36,381	$30,142	$134,674	$110,215
Income from equity affiliates	936	778	4,438	2,661
Other income	299	577	2,610	1,596
Total Revenues and Other Income	37,616	31,497	141,722	114,472
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	21,158	16,976	75,765	59,321
Operating, selling, general and administrative expenses	6,531	6,688	23,885	24,952
Exploration expenses	356	191	864	1,033
Depreciation, depletion and amortization	4,735	4,203	19,349	19,457
Taxes other than on income *	3,182	2,869	12,331	11,668
Interest and debt expense	173	58	307	201
Total Costs and Other Deductions	36,135	30,985	132,501	116,632
Income (Loss) Before Income Tax Expense	1,481	512	9,221	(2,160)
Income tax expense (benefit)	(1,637)	74	(48)	(1,729)
Net Income (Loss)	3,118	438	9,269	(431)
Less: Net income attributable to noncontrolling interests	7	23	74	66
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$3,111	$415	$9,195	$(497)

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$1.65	$0.22	$4.88	$(0.27)
- Diluted	$1.64	$0.22	$4.85	$(0.27)
Dividends	$1.08	$1.08	$4.32	$4.29

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,888,199	1,875,694	1,882,834	1,872,789
- Diluted	1,906,146	1,890,044	1,897,633	1,872,789

* Includes excise, value-added and similar taxes.	$1,874	$1,697	$7,189	$6,905

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Upstream
United States	$3,688	$121	$3,640	$(2,054)
International	1,603	809	4,510	(483)
Total Upstream	5,291	930	8,150	(2,537)
Downstream
United States	1,195	—	2,938	1,307
International	84	357	2,276	2,128
Total Downstream	1,279	357	5,214	3,435
All Other (1)	(3,459)	(872)	(4,169)	(1,395)
Total (2)	$3,111	$415	$9,195	$(497)

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$4,813	$6,988
Marketable Securities	$9	$13
Total Assets	$253,806	$260,078
Total Debt	$38,763	$46,126
Total Chevron Corporation Stockholders' Equity	$148,124	$145,556

	Year Ended December 31
CASH FLOW FROM OPERATIONS (Preliminary)	2017	2016
Net Cash Provided by Operating Activities	$20,515	$12,846
Net Increase in Operating Working Capital	$476	$(550)
Net Cash Provided by Operating Activities Excluding Working Capital	$20,039	$13,396

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2017	2016	2017	2016
United States
Upstream	$1,739	$1,243	$5,145	$4,713
Downstream	607	435	1,656	1,545
Other	107	98	239	235
Total United States	2,453	1,776	7,040	6,493
International
Upstream	2,742	3,246	11,243	15,403
Downstream	237	237	534	527
Other	3	2	4	5
Total International	2,982	3,485	11,781	15,935
Worldwide	$5,435	$5,261	$18,821	$22,428
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$269	$232	$745	$1,037
International	1,222	845	3,998	2,733
Total	$1,491	$1,077	$4,743	$3,770

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2017	2016	2017	2016
United States	518	508	519	504
International	1,195	1,237	1,204	1,215
Worldwide	1,713	1,745	1,723	1,719
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	920	1,044	970	1,120
International	5,242	4,502	5,062	4,132
Worldwide	6,162	5,546	6,032	5,252
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	671	682	681	691
International	2,069	1,987	2,047	1,903
Worldwide	2,740	2,669	2,728	2,594
SALES OF NATURAL GAS (MMCF/D):
United States	3,456	3,045	3,331	3,317
International	5,270	4,598	5,081	4,491
Worldwide	8,726	7,643	8,412	7,808
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	129	149	139	145
International	90	92	93	85
Worldwide	219	241	232	230
SALES OF REFINED PRODUCTS (MB/D):
United States	1,172	1,136	1,197	1,213
International (5)	1,518	1,493	1,493	1,462
Worldwide	2,690	2,629	2,690	2,675
REFINERY INPUT (MB/D):
United States	834	721	901	900
International	761	801	760	788
Worldwide	1,595	1,522	1,661	1,688

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	49	51	51	50
Venezuela Affiliate	23	29	28	28
(3) Includes natural gas consumed in operations (MMCF/D):
United States	35	34	37	54
International	545	434	528	432
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	385	386	366	377